SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 2)*



                                     Verity
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    92343C106
--------------------------------------------------------------------------------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 18 Pages
                       Exhibit Index Contained on Page 15


--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 92343C106                                             13 G                   Page 2 of 18 Pages
--------------------------------------------------------                     ---------------------------------------
----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     U.S. Venture Partners III, A California Limited Partnership ("USVP III")
                     Tax ID Number:  94-3038926
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     California
----------- --------------------------------------------------------------------------------------------------------

                                    5        SOLE VOTING POWER
             NUMBER OF                       0 Shares
              SHARES
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             See response to Row 5.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 Shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             See response to Row 7.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                       0 Shares
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                  [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            0.0%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
            PN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!


--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 92343C106                                             13 G                   Page 3 of 18 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     U.S.V. Entrepreneur Partners, A California Limited Partnership ("USVEP")
                     Tax ID Number:  94-3050240
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     California
----------- --------------------------------------------------------------------------------------------------------

                                    5        SOLE VOTING POWER
            NUMBER OF                        0 Shares
              SHARES
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             See response to Row 5.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 Shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             See response to Row 7.
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                       0 Shares
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            0.0%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
            PN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!


--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 92343C106                                             13 G                   Page 4 of 18 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     BHMS Partners III, A California Limited Partnership ("BHMS III")
                     Tax ID Number:  94-3038927
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     California
----------- --------------------------------------------------------------------------------------------------------

                                    5        SOLE VOTING POWER
            NUMBER OF                        0 Shares
              SHARES
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             See response to Row 5.
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 Shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             0 Shares
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                       0 Shares
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                  [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            0.0%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
            PN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!


--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 92343C106                                             13 G                   Page 5 of 18 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Phil Young
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     California
----------- --------------------------------------------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 Shares
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             0 Shares
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 Shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             0 Shares
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                       0 Shares
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            0.0%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
            IN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!


--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 92343C106                                             13 G                   Page 6 of 18 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     William K. Bowes
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     California
----------- --------------------------------------------------------------------------------------------------------

                                    5        SOLE VOTING POWER
            NUMBER OF                        0 Shares
              SHARES
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             0 Shares
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 Shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             0 Shares
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                       0 Shares
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            0.0%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
            IN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!


--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 92343C106                                             13 G                   Page 7 of 18 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Irwin Federman
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     California
----------- --------------------------------------------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 Shares
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             0 Shares
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 Shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             0 shares
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                       0 Shares
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            0.0%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
            IN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!


--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 92343C106                                             13 G                   Page 8 of 18 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Dale Vogel
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     California
----------- --------------------------------------------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 Shares
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             0 Shares
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 Shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             0 Shares
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                       0 Shares
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            0.0%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
            IN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!


--------------------------------------------------------                     ---------------------------------------
CUSIP NO. 92343C106                                             13 G                  Page 9 of 18 Pages
--------------------------------------------------------                     ---------------------------------------

----------- --------------------------------------------------------------------------------------------------------

1           NAME OF REPORTING PERSONS
            SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
                     Steve Krausz
----------- --------------------------------------------------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                   (a)  [ ]         (b)  [X]
----------- --------------------------------------------------------------------------------------------------------

3           SEC USE ONLY
----------- --------------------------------------------------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
                     California
----------- --------------------------------------------------------------------------------------------------------

            NUMBER OF               5        SOLE VOTING POWER
              SHARES                         0 Shares
           BENEFICIALLY
     OWNED BY EACH REPORTING
              PERSON
               WITH
                                    -------- -----------------------------------------------------------------------

                                    6        SHARED VOTING POWER
                                             0 Shares
                                    -------- -----------------------------------------------------------------------

                                    7        SOLE DISPOSITIVE POWER
                                             0 Shares
                                    -------- -----------------------------------------------------------------------

                                    8        SHARED DISPOSITIVE POWER
                                             0 Shares
----------------------------------- -------- -----------------------------------------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON                       0 Shares
----------- --------------------------------------------------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES*                                                                [ ]
----------- --------------------------------------------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            0.0%
----------- --------------------------------------------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
            IN
----------- --------------------------------------------------------------------------------------------------------

                           *   SEE INSTRUCTIONS BEFORE FILLING OUT!

         This statement amends and restates the Statement on Schedule 13(G) (the "Original Statement") filed by U.S. Venture Partners III, A California Limited Partnership, U.S.V. Entrepreneur Partners, A California Limited Partnership, BHMS Partners III, A California Limited Partnership "), Phil Schlein ("Schlein"), Phil Young ("Young"), William H. Bowes, Jr. ("Bowes"), Irwin
Federman ("Federman"), Dale Vogel ("Vogel") and Steve Krausz ("Krausz") (collectively, the "Reporting Persons").

ITEM 1(a).        NAME OF ISSUER:

                  Verity

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  894 Ross Drive
                  Sunnyvale, CA  94089
                  (408) 541-1500

ITEM 2(a).        NAME OF PERSONS FILING:

                  This  Statement  is  filed by U.S.  Venture  Partners  III,  A
California Limited Partnership ("USVP III"), U.S.V. Entrepreneur Partners, A California Limited Partnership ("USVEP"), BHMS Partners III, A California Limited Partnership ("BHMS III"), Phil Schlein ("Schlein"), Phil Young ("Young"), William H. Bowes, Jr. ("Bowes"), Irwin Federman ("Federman"), Dale Vogel ("Vogel") and Steve Krausz ("Krausz"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons.

                  BHMS III is the general partner of USVP III and USVEP, and may be deemed to have shared power to vote and shared power to dispose of shares of the issuer directly owned by USVP III and USVEP. Young, Bowes, Federman, Vogel and Krausz are general partners of BHMS III, and may be deemed to have shared power to vote and shared power to dispose of the shares of issuer directly owned by USVP III and USVEP.

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

                  The address of the principal business office for each of the Reporting Persons is:

                  U.S. Venture Partners
                  2180 Sand Hill Road, Suite 300
                  Menlo Park, CA  94025

ITEM 2(c)         CITIZENSHIP:

                  USVP  III,   USVEP  and  BHMS  III  are   California   Limited
                  Partnerships and Schlein, Young, Bowes, Federman, Vogel and Krausz are United States citizens.

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e).        CUSIP NUMBER

                  CUSIP # 92343C106

ITEM 3.           Not Applicable.

ITEM 4.           OWNERSHIP:

                  The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 1996:

                           (a)     Amount beneficially owned:

                                   See Row 9 of cover pages for each Reporting Person.

                           (b)     Percent of Class:

                                   See Row 11 of cover pages for each Reporting Person.

                           (c)     Number of shares as to which such person has:

                                             (i)     Sole  power  to  vote or to
                                                     direct the vote:

                                                     See  Row 5 of  cover  pages
                                                     for each Reporting Person.

                                             (ii)    Shared  power to vote or to
                                                     direct the vote:

                                                     See  Row 6 of  cover  pages
                                                     for each Reporting Person.

                                             (iii)   Sole power to dispose or to
                                                     direct the disposition of:

                                                     See  Row 7 of  cover  pages
                                                     for each Reporting Person.

                                             (iv)    Shared  power to dispose or
                                                     to direct  the  disposition
                                                     of:

                                                     See  Row 8 of  cover  pages
                                                     for each Reporting Person.

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X] Yes

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                Not applicable.


ITEM 7.         IDENTIFICATION  AND  CLASSIFICATION  OF  THE  SUBSIDIARY   WHICH
                ACQUIRED THE SECURITY  BEING  REPORTED ON BY THE PARENT  HOLDING
                COMPANY:

                Not applicable.

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                Not applicable

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP:

                Not applicable

ITEM 10.        CERTIFICATION:

                Not applicable

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  January 29, 1997

U.S. Venture Partners III             /s/ Michael P. Maher
A California Limited Partnership      ----------------------------------------
By BHMS Partners III                  Signature
A California Limited Partnership
Its General Partner                   Michael P. Maher
                                      Chief Financial Officer/Attorney-In-Fact

BHMS Partners III,                    /s/ Michael P. Maher
A California Limited Partnership      ----------------------------------------
                                      Signature

                                      Michael P. Maher
                                      Chief Financial Officer/Attorney-In-Fact

U.S.V. Entrepreneur Partners          /s/ Michael P. Maher
A California Limited Partnership      ----------------------------------------
By BHMS Partners III,                 Signature
A California Limited Partnership
Its General Partner                   Michael P. Maher
                                      Chief Financial Officer/Attorney-In-Fact


Phil M. Young                         /s/ Michael P. Maher
                                      ----------------------------------------
                                      Michael P. Maher
                                      Attorney-In-Fact


Irwin Federman                        /s/ Michael P. Maher
                                      ----------------------------------------
                                      Michael P. Maher
                                      Attorney-In-Fact

Dale J. Vogel                         /s/ Michael P. Maher
                                      ----------------------------------------
                                      Michael P. Maher
                                      Attorney-In-Fact


William K. Bowes                      /s/ Michael P. Maher
                                      ----------------------------------------
                                      Michael P. Maher
                                      Attorney-In-Fact


Steven M. Krausz                      /s/ Michael P. Maher
                                      ----------------------------------------
                                      Michael P. Maher
                                      Attorney-In-Fact

                                  EXHIBIT INDEX


                                                                    Found on
                                                                  Sequentially
Exhibit                                                           Numbered Page
-------                                                           -------------
Exhibit A:  Agreement of Joint Filing                                  16

Exhibit B:  Reference to Michael P. Maher as Attorney-in-Fact          18

                                    EXHIBIT A

                       AGREEMENT RELATING TO JOINT FILING
                                 OF SCHEDULE 13G



                  The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Verity shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an Exhibit to such Schedule 13G.

                  This Agreement and the filing of the Schedule 13G shall not be construed to be an admission that any of the undersigned are members of a "group" consisting of one or more of such persons pursuant to Section 13(g) of the Securities Exchange Act of 1934, as amended, and the rules thereunder.

Date:  February 11, 1996


U.S. Venture Partners III            /s/ Michael P. Maher
A California Limited Partnership     ----------------------------------------
By BHMS Partners III                 Signature
A California Limited Partnership
Its General Partner                  Michael P. Maher
                                     Chief Financial Officer/Attorney-In-Fact

U.S.V. Entrepreneur Partners         /s/ Michael P. Maher
A California Limited Partnership     ----------------------------------------
By BHMS Partners III,                Signature
A California Limited Partnership
Its General Partner                  Michael P. Maher
                                     Chief Financial Officer/Attorney-In-Fact


BHMS Partners III,                   /s/ Michael P. Maher
A California Limited Partnership     ----------------------------------------
                                     Signature

                                     Michael P. Maher
                                     Chief Financial Officer/Attorney-In-Fact

Phil S. Schlein                      /s/ Michael P. Maher
                                     ----------------------------------------
                                     Michael P. Maher
                                     Attorney-In-Fact

Phil M. Young                        /s/ Michael P. Maher
                                     ----------------------------------------
                                     Michael P. Maher
                                     Attorney-In-Fact

Irwin Federman                       /s/ Michael P. Maher
                                     ----------------------------------------
                                     Michael P. Maher
                                     Attorney-In-Fact

Dale J. Vogel                        /s/ Michael P. Maher
                                     ----------------------------------------
                                     Michael P. Maher
                                     Attorney-In-Fact

William K. Bowes                     /s/ Michael P. Maher
                                     ----------------------------------------
                                     Michael P. Maher
                                     Attorney-In-Fact

Steven M. Krausz                     /s/ Michael P. Maher
                                     ----------------------------------------
                                     Michael P. Maher
                                     Attorney-In-Fact

                                    EXHIBIT B

                 REFERENCE TO MICHAEL MAHER AS ATTORNEY-IN-FACT



                  Michael  P.  Maher  has  signed  the  enclosed   documents  as
Attorney-In-Fact. Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.